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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): December 11, 2001



                            HARVARD SCIENTIFIC CORP.
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             (Exact name of registrant as specified in its charter)



          Nevada                        000-28392                 88-0226455
         --------                       ---------                 ----------
(State or other jurisdiction     (Commission File Number)     (I.R.S. Employer
      of incorporation)                                      Identification No.)


                      1098 NE 40 CT, Oakland Park, FL 33334
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                (Address of principal executive offices/Zip Code)

       Registrant's telephone number, including area code: (954) 630-1718

        Former name or former address, if changed since last report: N/A

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ITEM 1.  Changes in Control of Registrant.
Daniel DeLiege, President and CEO, and Eric Steinman, Secretary and Executive Vice President, have rescinded the Exchange Agreement of June 8, 2001, between themselves and Harvard Scientific Corporation. Under that Agreement Deliege and Steinman moved, or promised to move, certain assets, or portions of assets, under their control into Harvard Scientific in exchange for common stock. In addition, Steinman paid over $100,000 cash to Nevada Agency & Trust Co. on behalf of Harvard Scientific Corp. Their rescission removes those assets from the Corporation and returns 30 million shares of Harvard common stock to the Corporation. Prior to this action, DeLiege and Steinman each owned 21% of the Corporation's outstanding common stock.

ITEM 2.  Acquisition or Disposition of Assets.
As a result of the Exchange Agreement rescission by Daniel DeLiege and Eric Steinman referenced in Item 1, the Corporation returns 51% of The Hollywood Cinema Renovation Project, Inc. to Eric Steinman and 100% of Hollywood Production Partners. The Corporation acknowledges the debt to Steinman for his cash contributions to date.

ITEM 3.  Bankruptcy or Receivership.
On or about February 15, 2001, attorneys for a creditor of Harvard Scientific Corp. filed a petition in the United States Bankruptcy Court, District of Nevada, to place Harvard Scientific Corp. into a Chapter XI. The Corporation made efforts to settle this matter, but its financial condition hindered the Corporation's ability to finalize any resolution of petitioner's claim. On January 2, 2002, the Bankruptcy Court entered an order placing Harvard Scientific Corp. into involuntary Chapter 11 bankruptcy. During a hearing before the Court on January 23, the Court ordered this case to be converted to a Chapter 7 bankruptcy.

The Corporation intends to present a Plan of Reorganization to the Court or seek a dismissal of the Chapter VII based upon its intent to reorganize with Smart Access, Inc. as described in its press release of February 8, 2002 (Business News Wire), as incorporated herein by reference. There appears to be abundant support among creditors of the Corporation for reorganization.

ITEM 6.   Resignations of Registrant's Directors.
Eric Steinman has resigned as a Director of the Corporation effective at the time of the rescission referenced in ITEM 2, above. He has also resigned as Secretary and Executive Vice President. Daniel DeLiege has resigned as a Director and as President and Chief Executive Officer, effective at the time of the rescission referenced in ITEM 2, above. Hansford Higginbotham has been elected the Corporation's Secretary.